WELLS FAMILY OF REAL ESTATE FUNDS

                           CERTIFICATE OF DESIGNATION

     The undersigned, being the Secretary of Wells Family of Real Estate Funds (hereinafter referred to as the "Trust"), a trust with transferable shares of the type commonly called an Ohio business trust, DOES HEREBY CERTIFY THAT, pursuant to the authority conferred upon the Trustees of the Trust by Section 4.1, Section 4.2 and Section 7.3 of the Agreement and Declaration of Trust dated June 4, 1997 (hereinafter referred to as the "Declaration of Trust"), and by the affirmative vote of a majority of the Trustees at a meeting held on June 17, 2003 at which a quorum was present, the Declaration of Trust is amended as follows:

     (1) There are hereby established two additional Classes of shares of the Wells S&P REIT Index Fund (the "Fund'), which shall be designated Class I and Class R. In accordance with Section 4.1 of the Declaration of Trust, Class I shares and Class R shares shall be of equal rank with each other and with all other Class of the Fund and have the same powers, preferences and rights, and shall be subject to the same qualifications, limitations and restrictions without distinction between the shares of different Classes, except with respect to such differences as the Trustees shall from time to time determine to be necessary or desirable.

     (2) AMENDMENT,  ETC.  Subject to the provisions and  limitations of Section
7.3 of the Declaration of Trust and applicable law, this Certificate of Designation may be amended by an instrument signed in writing by a majority of the Trustees (or by an officer of the Trust pursuant to the vote of a majority of the Trustees), provided that, if any amendment adversely affects the rights of Shareholders, such amendment may be adopted by an instrument signed in writing by a majority of the Trustees (or an officer of the Trust pursuant to the vote of a majority of the Trustees), when authorized to do so by the vote in accordance with Section 5.1 of the Declaration of Trust of the holders of a majority of the Shares of the Trust entitled to vote.

     (3) INCORPORATION OF DEFINED TERMS. All capitalized terms which are not defined herein shall have the same meanings as are assigned to those terms in the Declaration of Trust filed with the Secretary of State of the State of Ohio.

     The Trustees further direct that, upon the execution of this Certificate of Designation, the Trust take all necessary action to file a copy of this Certificate of Designation with the Secretary of State of the State of Ohio and at any other place required by law or by the Declaration of Trust.

   IN WITNESS WHEREOF, the undersigned has set his hand this 17th day of June, 2003.


                                              /s/ John F. Splain
                                              -----------------------------
                                              John F. Splain, Secretary